UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2007

Targanta Therapeutics Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-33730	20-3971077
(Commission File Number)	(IRS Employer Identification No.)

222 Third Street, Suite 2300 Cambridge, MA	02142-1122
(Address of Principal Executive Offices)	(Zip Code)

(617) 577-9020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2007, Robin Steele resigned from the Board of Directors of Targanta Therapeutics Corporation (the “Company”). At the time of her resignation, Ms. Steele was a member of the Audit Committee of the Company’s Board of Directors. Ms. Steele joined the Company’s Board of Directors in December 2005 at the time of the Company’s acquisition of the rights of oritavancin, the Company’s lead product candidate, from InterMune, Inc. (“InterMune”). Ms. Steele serves as Senior Vice President and General Counsel of InterMune. Ms. Steele’s resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, polices or practices.

At the time of Ms. Steele’s resignation from the Company’s Board of Directors, InterMune owned 2,989,978 shares of the Company’s common stock and warrants to acquire 148,135 shares of the Company’s common stock at an exercise price of $10.45 per share. All of the shares now held or later acquired by InterMune are subject to a lock-up agreement with Credit Suisse Securities (USA) LLC, the lead underwriter for the Company’s recently completed initial public offering. Pursuant to this lock-up agreement, InterMune is not permitted to sell its shares of the Company’s common stock until April 7, 2008. Following the expiration of the lock-up period, InterMune will be permitted to sell its shares of the Company’s common stock in accordance with the provisions of applicable securities laws, including Rule 144.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGANTA THERAPEUTICS CORPORATION

	By:	/s/ George Eldridge
Date: January 4, 2008	Name:	George Eldridge
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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